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                                                                    Exhibit 99.2


Contact:    Joseph Macnow           Roanne Kulakoff
            Vornado Realty Trust    Kekst and Company
            201-587-1000            212-521-4800



                                                FOR IMMEDIATE RELEASE

           BERNARD MENDIK RESIGNS FROM VORNADO; DAVID GREENBAUM NAMED
              CEO OF VORNADO'S MENDIK NEW YORK CITY OFFICE BUSINESS


Saddle Brook, NJ, October 13, 1998 - Vornado Realty Trust (NYSE:VNO) announced today the resignation of Bernard Mendik as Chief Executive Officer of Vornado's Mendik New York City office business, and as Co-Chairman of the Board of Directors of Vornado.

Steven Roth, Vornado Chairman and Chief Executive Officer, said, "We acquired the Mendik business 18 months ago in what has been a hugely successful collaboration. In that time, we have tripled the size of the business. Bernie has now decided to pursue private interests. Bernie is my friend and I wish him all the best in the future."

Vornado will continue to operate its New York City office business under the Mendik name. Mr. Mendik will continue to occupy his Vornado offices.

Bernard Mendik said, "I have enormous faith and confidence in Vornado and its leadership and remain clearly tied to them. I will retain my large investment in the company. But I now realize that I prefer to operate independently and will pursue private investments."

David Greenbaum, 46, who has been President of the Mendik organization for the past eight years and responsible for its day-to-day operations, will also become Chief Executive Officer.

Vornado Realty Trust is a fully-integrated equity real estate investment trust.